EXHIBIT 1

AGREEMENT FOR THE PURCHASE OF PERFERRED STOCK

THIS COMMON STOCK PURCHASE AGREEMENT, (the “AGREEMENT”) made dated May 15, 2015 by and between, Portage Resources, Inc. a publicly traded company trading on the OTC Markets with the symbol of POTG hereinafter known as the "Buyer", and FG Fitness & Media Group, Inc., a publicly traded company trading on the OTC Markets under the symbol FGFT & its Chairman Anthony K. Miller hereinafter known as the "Seller". Collectively, the Buyer and Seller shall be known as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Seller owns an aggregate of 5,000,000 shares of the issued and outstanding Preferred stock (the “Stock”) of Seller par value $.001 per share of the Company (the “Control Stock” which have super voting rights of 1000 votes for 1 share) representing approximately 100% of the total issued and outstanding shares of Preferred Stock of the Company; and the seller has approximately 550,000 Common shares shares Issued and outstanding at the signing of this agreement (held by 62 shareholders); and

WHEREAS, Buyer wishes to purchase the Stock from Seller;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Agreement to Purchase and Sell. Seller will sell to Buyer and Buyer agrees to purchase the Preferred Stock of the Buyer, for 1 Billion shares of Common stock of the Buyer, which once issued to the Seller will represent 68.6% 9 (the “Control Stock”) of the total issued and outstanding Common shares of the Buyer.

Closing And Payment. Subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of Buyer, Seller will sell and, subject to the terms and conditions hereof, and Buyer will purchase, at closing (the “Closing”), the stock, to the extent mutually acceptable to the parties hereto, on such date as may be agreed upon by the Parties (the “Closing Date”). At the Closing, Seller shall (i) deliver to the Buyer the stock certificate(s) evidencing the “Control Stock” acquired (3.5 million shares or 70% of the total issued and outstanding Preferred Shares of the Seller), (ii) to the extent available to Seller, deliver financial records and the Business Plan of FG Fitness & Media Group, Inc and (iii) true and correct copies of all business and corporate records of FG Fitness & Media Group, Inc, including but not limited to correspondence files, bank statements, checkbooks, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts; (iv) the Parties acknowledged that debt assignment(s) have been assumed by the Buyer and that the parties shall be governed by the agreement (in Exhibit A) until changed or modified by written notification from the debtor.

At the Closing, Buyer shall deliver to Seller the stock certificate(s) evidencing the Control Stock acquired; delivered upon fulfillment of the representations and warranties noted in this document by the Seller; along with appointments of two (2) seats on the Board of Directors of the Buyer.

(Stock certificates referencing Control to the Seller shall be held in trust with The Law Offices of Thomas C. Cook, Ltd. Nevada Trust Account 8250 W. Charleston Blvd. Suite 120Las Vegas, NV, 89117 until the provisions of this agreement are completed by the Parties. Upon notification from the Buyer, that fulfillment of the statutes has been completed; such certificate shall be immediately tendered to the Buyer).

2. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that the statements in the following paragraphs of this Section 3 are all true and complete as of the date hereof:

a. Authority; Due Authorization. This Agreement has been duly and validly executed and delivered by Seller, and upon the execution and delivery by Buyer of this Agreement and the performance by Buyer of Buyer’s obligations herein, will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ rights or by general principles of equity.

b. Title to Stock. Seller is the record and beneficial owner of the Stock and has sole managerial and dispositive authority with respect to the Stock. Seller has not granted and person a proxy with respect to the Stock that has not expired or been validly withdrawn. The sale and delivery of the Stock to Buyer pursuant to this Agreement will vest in Buyer legal and valid title to the Stock, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”) (other than Encumbrances created by Buyer and restrictions on resales of the Stock under applicable securities laws).

3. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the statements in the following paragraphs of this Section 4 are all true and complete as of the date hereof:

a. Exempt Transaction. Buyer understands that the offering and sale of the Stock is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”) and exempt from registration or qualification under any state law.

b. Buyer represents that he has full power and authority to enter into this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and upon the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations herein, will constitute, a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ rights or by general principles of equity.

c. The Stock to be purchased by Buyer hereunder will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

d. Information Concerning the Company. Buyer has conducted his own due diligence with respect to the Company and its liabilities and believes he has enough information upon which to base an investment decision in the Stock. Buyer acknowledges that Seller has made no representations with respect to the Company or its status, it is being taken “as is” and Buyer is not making any representation as to the existence or non-existence of liabilities in the Company.

e. Investment Experience. The Buyer understands that the purchase of the Stock involves substantial risk. The Buyer (a) has experience as a purchaser in securities of companies in the development stage and acknowledges that he can bear the economic risk of Buyer’s investment in the Stock and (b) has such knowledge and experience in financial, tax, and business matters so as to enable Buyer to evaluate the merits and risks of an investment in the Stock, to protect Buyer’s own interests in connection with the investment, and to make an informed investment decision with respect thereto.

f. No Oral Representations. No oral or written representations have been made other than as stated, or in addition to those stated, in this Agreement, and Buyer is not relying on any oral statements made by Seller, or any of Seller's representatives or affiliates, in purchasing the Stock.

g. Restricted Securities. Buyer understands that the Stock is characterized as “restricted securities” under the Act inasmuch as they were acquired from the Company in a transaction not involving a public offering and that under the Act, and applicable regulations thereunder.

h. Opinion Necessary. Buyer acknowledges that if any transfer of the Stock is proposed to be made in reliance upon an exemption under the Act, the Company may require an opinion of counsel satisfactory to the Company that such transfer may be made pursuant to an applicable exemption under the Act. Buyer acknowledges that a restrictive legend appears on the Stock and must remain on the Stock until such time as it may be removed under the Act.

5. Buyer’s Covenant. Buyer hereby covenants and agrees that it currently plans to their best efforts to, as a Director(s), to cause the combined companies to execute a business plan that will be beneficial to all of the shareholders of Portage Resources, Inc.

6. Covenant Not to Sue; Indemnification.

a. In consideration of this Agreement and the consideration to Buyer herein, Buyer covenants and agrees, for himself and for his agents, employees, legal representatives, heirs, executors or assigns (the “Buyer Covenantors”), to refrain from making, directly or indirectly, any claim or demand, or to commence, facilitate commencement or cause to be prosecuted any action in law or equity against Seller or, as applicable, its members, employees, directors, agents, officers, directors, subsidiaries, successors, affiliates and assigns (collectively the “Seller Covenantees”), on account of any damages, real or imagined, known or unknown, which Buyer Covenantors ever had, has or which may hereafter arise.

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[Buyer]

b. Covenant a Defense to Any Action. This Covenant Not to Sue shall be a complete defense to any action or proceeding that may be brought or instituted by Buyer Covenantors against the Seller Covenantees, and shall forever be a complete bar to the commencement or prosecution of any action or proceeding whatsoever against the Seller Covenantees.

c. The Buyer Covenantors agree and covenant not to participate in, assist, encourage, or become involved in, directly or indirectly, any claims, causes of action or cases in the future against any Seller Covenantees.

d. Buyer agrees to indemnify Seller on the terms and conditions set forth in Exhibit A.

7. Termination. Buyer or Seller may not, except for a material breach or failure of a condition or requirement, on or before the Closing Date terminate this Agreement.

8. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that Buyer may not assign or transfer any of its rights or obligations under this Agreement.

9. Governing Law; Jurisdiction. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of Nevada. Buyer and Seller hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of federal and state courts of the State of Nevada, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Nevada State, or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices below. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed copy of this Agreement shall be deemed an original.

11. Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

12. Costs, Expenses. Each party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

13. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and the Buyer. No delay or omission to exercise any right, power, or remedy accruing to Buyer, upon any breach, default or noncompliance of Seller under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to Purchaser, shall be cumulative and not alternative.

14. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

15. Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

16. Further Assurances. From and after the date of this Agreement, upon the request of the Buyer or Seller, Buyer and Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

SELLER

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Anthony K. Miller

FG Fitness & Media Group, Inc

PURCHASERS

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Portage Resources, Inc.